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                                                                  Exhibit 99.1

     Mansur Industries Raises $5MM Through Private Placement of Convertible
                                Preferred Stock


         MIAMI, May 10 /PRNewswire/ -- Mansur Industries Inc. (Nasdaq: MANS) announced today the private sale of $5 million of its 8 1/4% Subordinated Convertible Preferred Stock redeemable 2004. The Preferred Stock is convertible into common stock at a conversion price equal to $8.25 per share, a 13.8% premium over its closing price on April 30, 1999. The Company plans to use the proceeds of the offering for general working capital purposes.

         The Preferred Stock was purchased by The Environmental Opportunities Fund, Ltd. and The Environmental Opportunities Fund II. The Funds, managed by Sanders Morris Mundy, invest in environmental services companies 'that have strong growth prospects and are best positioned to capitalize on emerging changes in environmental regulation, enforcement and technology. Kenneth Leung, the Funds' managing director and Chief Investment Officer, has 30 years experience in the environmental services industry most recently as managing director at Smith Barney. From 1974 through 1994, Mr. Leung was ranked an "All Star" environmental industry analyst by "Institutional Investor."

         Mr. Leung stated that, "Progressively demanding environmental regulation has prompted industry to minimize waste and recover valuable resources at the source of generation through new advanced technologies. The Funds see significant potential in companies such as Mansur Industries that have commercialized innovative processes to address this increasing demand. Mansur's SystemOne(R) product line represents the best recycling parts washing technology I've seen throughout my extensive research and investment experience in the environmental services industry. Mansur's proprietary technology is positioned to redefine the multi-billion dollar parts washer industry of the future."

         Paul I. Mansur, Chief Executive Officer of the Company, stated, "We are very pleased with the investment in the Company by The Environmental Opportunities Funds, representing decades of experience in research, investment and day-to-day operation in the environmental services industry. This investment represents a powerful endorsement of the Company's environmentally and technologically superior SystemOne(R) product line."

         Founded in 1990, Mansur designs, manufactures, sells and supports a full range of self-contained, recycling industrial parts washing products for use in the automotive, aviation, marine and general industrial markets. The Company has been awarded ten patents for its products which incorporate innovative, proprietary resource recovery and waste minimization technologies. The Company is headquartered in Miami, Florida.

         This press release contains forward-looking statements regarding future events and the future performance of Mansur Industries that involves risks and uncertainties that could cause actual events to differ materially. We refer you to the documents that Mansur Industries files from time to time with the Securities and Exchange Commission which contain important factors that could cause its results to differ from its current expectations.

SOURCE Mansur Industries Inc.
        -0-                     5/xx/99

         /CONTACT: Paul I. Mansur, Chief Executive Officer, Mansur Industries, 305-593-8015/

CO: Mansur Industries Inc.
ST. Florida
IN: ENV
SU: